UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	January 18, 2008

Duckwall-ALCO Stores, Inc.
(Exact name of registrant as specified in charter)

Kansas	0-20269	48-0201080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Cottage, Abilene, KS	67410-2832
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(785) 263-3350

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 18, 2008, Duckwall-ALCO Stores, Inc., (the "Company") closed on an Amended and Restated Credit Agreement (the "Facility") with Bank of America, N.A. and Wells Fargo Retail Finance, LLC. The $105 million Facility has a term of three years and replaces the Company's previous revolving credit facility which was in the amount of $70 million. As of December 30, 2007, the Company had $15.1 million borrowed under this previous facility.

The amount advanced (through a note or letters of credit) to the Company bears interest at (i) the higher of (a)  the Federal Funds Rate plus ½ of 1% or (b) Bank of America, N.A. prime rate plus a margin, as defined in the Facility, which varies based on the amount outstanding or (ii) based on the LIBOR rate plus a margin, as defined in the Facility.  The amount advanced is generally limited to 85% of eligible inventory and eligible receivables.  The loan agreement contains various restrictions that are applicable when outstanding borrowings reach certain thresholds, including limitations on additional indebtedness, prepayments, acquisition of assets, granting of liens, certain investments and payments of dividends.

Item 2.03                Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On January 24, 2008, the Company issued a press release attached as Exhibit 99.1, incorporated into this Item 7.01 by reference, to announce that the Company has closed on the Facility described above in Item 1.01 and other nonmaterial borrowings.

Item 9.01.	Exhibits.

(d) Exhibits

99.1         Press Release dated January 24, 2008, furnished solely for the purpose of incorporation by reference into Items 7.01 and 9.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUCKWALL-ALCO STORES, INC.

Date: January 24, 2008	By:	/s/Donny R. Johnson
Donny R. Johnson
Senior Vice President - Chief Financial Officer